UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

Iterum Therapeutics plc

(Exact name of Registrant as Specified in Its Charter)

Ireland	001-38503	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 North Wall Quay
Dublin 1, Ireland		Not applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +353 1 6694820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	ITRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 11, 2025, Iterum Therapeutics plc (the “Company”) received a letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that the Company no longer meets the requirements of Nasdaq Listing Rule 5550(b)(2), which requires listed companies on The Nasdaq Capital Market to maintain a minimum Market Value of Listed Securities (“MVLS”) of $35 million (the “Minimum MVLS Requirement”). The notification letter stated that the Company’s MVLS had been below $35 million for the last 30 consecutive business days from the date of the letter, and, as a result, the Company no longer meets this continued listing requirement. The Nasdaq letter also noted that the Company does not meet the additional requirements under Nasdaq Listing Rules 5550(b)(1) and 5550(b)(3) relating to minimum shareholder equity or net income standards.

In accordance with the Nasdaq Listing Rule 5810(c)(3)(C), the Company has been provided a compliance period of 180 calendar days, until June 9, 2026 (the “Compliance Date”), to regain compliance with the Minimum MVLS Requirement. To regain compliance, the Company’s MVLS must close at $35 million or more for a minimum of ten consecutive business days, at which time Nasdaq would provide written confirmation that the Company has regained compliance with the Minimum MVLS Requirement.

If the Company does not regain compliance with the Minimum MVLS Requirement by the Compliance Date, the Company will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”) pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination by the Staff to the Panel, such appeal would be successful. The Notice has no immediate effect on the listing of the Company’s securities listed on The Nasdaq Capital Market.

Additionally, and as previously disclosed, on August 25, 2025, Nasdaq notified the Company that it no longer satisfied Nasdaq Listing Rule 5550(a)(2), which requires the Company to maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”) for continued listing on The Nasdaq Capital Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq granted the Company 180 calendar days, through February 23, 2026, to regain compliance with the Bid Price Rule, which requires that the closing bid price of the Company’s ordinary shares be at least $1.00 for a minimum of 10 consecutive business days. The Company remains out of compliance with the Bid Price Rule as of the date hereof. If the Company is unable to regain compliance with the Bid Price Rule by February 23, 2026, the Company may be eligible for an additional 180-day compliance period. To qualify, the Company will be required to have regained compliance with the Minimum MVLS Requirement, to meet the continued listing requirement for market value of publicly held shares and to meet all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Rule. The Company will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse share split, if necessary. However, if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if it is not otherwise eligible (by virtue of having failed to regain compliance with the Minimum MVLS Requirement or otherwise), Nasdaq will provide notice that its ordinary shares are to be subject to delisting, at which time the Company may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iterum Therapeutics plc

Date:	December 12, 2025	By:	/s/ Corey N. Fishman
Corey N. Fishman Chief Executive Officer